SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*
                                   ----------

                             Petromet Resources Ltd.
              -----------------------------------------------------
                                (Name of Issuer)


                              Common Stock - Equity
              -----------------------------------------------------
                         (Title of Class of Securities)

                                    716731104
              -----------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is  being paid with this statement [_].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 716731104                    13G                   Page 1 of 10 Pages

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       The Guardian Life Insurance Company of America
          13-2656036

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY



--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       201 Park Avenue South
       New York, New York  10003

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            1,472,100
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             481,300 (See pages 5 and 6)
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             1,472,100
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       481,300 (See pages 5 and 6)

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,201,600 (1,472,100 + 309,100 + 172,200 +497,300 + 750,900)

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       8.65%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IC

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 716731104                   13G                   Page 2 of 10 Pages

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Guardian Investor Services Corporation

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY



--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       201 Park Avenue South
       New York, New York  10003

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             1,248,200 (See pages 3 and 4)
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       1,248,200 (See pages 3 and 4)

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,201,600 (1,472,100 + 309,100 + 172,200 +497,300 + 750,900)

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       8.65%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IA

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 716731104                   13G                    Page 3 of 10 Pages

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       The Guardian Park Avenue Fund

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       201 Park Avenue South
       New York, New York  10003

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             497,300 (See page 2)
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       497,300 (See page 2)

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,201,600 (1,472,100 + 309,100 + 172,200 +497,300 + 750,900)

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       8.65%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IV

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 716731104                   13G                    Page 4 of 10 Pages

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       The Guardian Stock Fund, Inc.

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY



--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       201 Park Avenue South
       New York, New York  10003

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             169,000 (See page 2)
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       169,000 (See page 2)

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,201,600 (1,472,100 + 309,100 + 172,200 +497,300 + 750,900)

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       8.65%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IV

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 716731104                   13G                    Page 5 of 10 Pages

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       The Guardian Life Insurance Company of America
          Master Pension Trust

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY



--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       201 Park Avenue South
       New York, New York  10003

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             172,200 (See page 1)
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       172,200 (See page 1)

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,201,600 (1,472,100 + 309,100 + 172,200 +497,300 + 750,900)

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       8.65%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       EP

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 716731104                   13G                   Page 6 of 10 Pages

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       The Guardian Employees' Incentive Savings Plan

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY



--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       201 Park Avenue South
       New York, New York  10003

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             309,100 (See page 1)
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       309,100 (See page 1)

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,201,600 (1,472,100 + 309,100 + 172,200 +497,300 + 750,900)

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       8.65%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       EP

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 7 of 10 Pages

Item 1.     (a)   Petromet Resources Ltd.

            (b)   Suite 356, 839 5th Ave., S.W.,
                  Calgary, Alberta, T2P 3C8, Canada

Item 2.     (a)   Incorporated by reference to Item 1 of the second parts
                  of the cover page (Pages 1-6 of this Schedule 13G).

            (b)   201 Park Avenue South, New York, New York 10003


            (c)   New York, U.S.A.


            (d)   Common Stock Class A


            (e)   CUSIP 716731104


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is:

            (a)   [ ]   Broker or Dealer  registered under Section  15 of  the
                        Act

            (b)   [ ]   Bank as defined in section 3(a)(6) of the Act

            (c)   [ ]   Insurance Company  as defined  in section  3(a)(19) of
                        the Act

            (d)   [ ]   Investment Company registered under  section 8 of  the
                        Investment Company Act

            (e)   [ ]   Investment Adviser registered under section 203 of the
                        Investment Advisers Act of 1940

            (f)   [ ]   Employee Benefit Plan,  Pension Fund which is  subject
                        to the  provisions of  the Employee Retirement  Income
                        Security  Act of  1974  or  Endowment  Fund; see  Reg.
                        240.13d-1(b)(1)(ii)(F)

            (g)   [ ]   Parent  Holding  Company,  in  accordance   with  Reg.
                        240.13d-1(b)(1)(ii)(G) (Note: See item 7)

            (h)   [X]   Group, in accordance with Reg. 240.13d-1(b)(1)(ii)(H)

                                                              Page 8 of 10 Pages

Item 4.     Ownership.

            (a)    3,201,600 shares)
                                   )
            (b)    8.65%           ) Cumulative totals from Items 5-8, 9 and
                                   ) 11 of the second parts of the cover page
            (c)  (i) 1,472,100     ) (Pages 1-6 of this Schedule 13G) which
                (ii) 1,729,500     ) are incorporated herein by reference.
               (iii) 1,472,100     )
                (iv) 1,729,500

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Not applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

            Not applicable

Item 8.     Identification and Classification of Members of the Group.

a. The Guardian Life Insurance Company of America ("Guardian Life"), an insurance company as defined in Section 3(a)(19) of the Act. IC.

b. Guardian Investor Services Corporation ("GISC"), a wholly-owned subsidiary of Guardian Life which is registered as an investment adviser under Section 203 of the Investment Advisers Act of 1940, and which has entered into Investment Advisory Agreements with The Guardian Park Ave. Fund, Inc. and The Guardian Stock Fund, Inc. IA.

c.   The Guardian Park Ave. Fund, a mutual fund sponsored by Guardian
     Life and managed by GISC which is registered as an investment company under Section 8 of the Investment Company Act of 1940 (the "1940 Act"). IV.

d. The Guardian Stock Fund, Inc., a mutual fund sponsored by Guardian Life and managed by GISC which is registered as an investment company under Section 8 of the 1940 Act. IV.

                                                              Page 9 of 10 Pages

e. The Guardian Employees' Incentive Savings Plan, an employee benefit plan offered to employees of Guardian Life which is subject to the provisions of the Employees Retirement Income Security Act of 1974 ("ERISA") EP.

f. The Guardian Life Insurance Company of America Master Pension Trust, a pension fund for the the employees of Guardian Life which is subject to ERISA. EP.


Item 9.     Notice of Dissolution of Group.

            Not applicable

Item 10.    Certification.

     By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.




                   (This space intentionally left blank)

                                                             Page 10 of 10 Pages

                                 SIGNATURE


     After reasonable inquiry and to the best of our knowledge and belief, we each certify that the information set forth in this statement is true, complete and correct.

     Each of the undersigned hereby agrees that the forgoing Schedule 13G is to be filed on its behalf by The Guardian Life Insurance Company of America.

Date: February 14, 1997


The Guardian Life Insurance Company of America

By:   /S/ Edward K. Kane
   ---------------------------------------------
     Edward K. Kane, Executive Vice President


Guardian Investor Services Corporation

By:   /S/ Edward K. Kane
   ---------------------------------------------
     Edward K. Kane, Senior Vice President


The Guardian Park Ave. Fund

By:   /S/ Nikolaos Monoyios
   ---------------------------------------------
     Nikolaos Monoyios, Vice President


The Guardian Stock Fund, Inc.

By:   /S/ Nikolaos Monoyios
   ---------------------------------------------
     Nikolaos Monoyios, Vice President


The Guardian Employees' Incentive Savings Plan

By:   Edward K. Kane
   ---------------------------------------------
     Edward K. Kane, Trustee



The Guardian Life Insurance Company of America
     Master Pension Trust

By:  Edward K. Kane
   ---------------------------------------------
     Edward K. Kane, Trustee